Exhibit 99.1

News Release

Superior Industries International, Inc. Receives NYSE Delisting Notice

SOUTHFIELD, MICHIGAN – June 25, 2025 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, today announced that on June 24, 2025, it received a written notice from the New York Stock Exchange (the “NYSE”) that the NYSE had determined to (A) immediately suspend trading in the Company’s common stock, par value $0.01 per share (the “Common Stock”), due to a determination that the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15,000,000 pursuant to Section 802.01B of the NYSE Listed Company Manual, and (B) commence proceedings to delist the Common Stock.

The NYSE stated that it will apply to the Securities and Exchange Commission (the “SEC”) to delist the Common Stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE’s delisting determination. The Company does not intend to appeal the delisting determination.

Upon suspension of the trading of the Common Stock on NYSE, the Company expects that the Common Stock will trade publicly on the Pink Open Market operated by the OTC Markets Group, Inc. (commonly referred to as the “pink sheets”) under the ticker symbol “SSUP” beginning on June 25, 2025.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,” “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond Superior’s control, including, without limitation, future fluctuations in the Company’s market capitalization and stockholders’ equity; and the expected timing and process for listing on the Pink Open Market. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s SEC filings and reports.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Superior. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law

Contacts:

Superior Investor Relations:

(248) 234-7104

Investor.Relations@supind.com